Exhibit 99.1
Edgewell Personal Care Announces New Leadership Structure to Streamline Operations and Enhance Efficiency

Daniel Sullivan, Chief Operating Officer, to depart Edgewell

SHELTON, Conn., September 5, 2025 /PRNewswire/ -- Edgewell Personal Care Company (NYSE: EPC) today announced that Dan Sullivan, Chief Operating Officer, will be leaving the company, effective October 1, 2025, to pursue another opportunity. As a result, the Company is amending their senior leadership structure to streamline operations, enhance efficiency and elevate strong leaders across the business.

The Company has decided not to replace the role of Chief Operating Officer and will implement a regional hub structure that is designed to create efficiencies, enhance accountability and accelerate decision-making across all markets. In addition to the Chief Financial Officer and the Chief Supply Chain Officer, the four distinct hubs – North America, Europe, Asia and Latin America – will report directly to the Chief Executive Officer.

Rod Little, President and Chief Executive Officer, said, “I appreciate Dan’s leadership and the many contributions he has made during his tenure at Edgewell. Dan played a key role in re-architecting Edgewell’s growth strategy and helped scale the business while enhancing the organization’s focus on brand development, execution and financial performance. This helped to solidify a foundation where we can continue to grow and drive efficiency in our operations. I wish him all the best in his future endeavors.”

Little continued, “We have a world-class team in place executing across our international business, supply chain operations and driving consumer-centric innovation. We also now have the leadership team and organizational structure in place to improve performance in North America. We are elevating critical regional leaders, removing layers from the organization and creating a more agile, responsive organization that can move faster in today’s dynamic marketplace. We are firmly committed to maintaining our operational excellence and better positioning the company for sustainable, long-term growth.”

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick®, Wilkinson Sword® and Billie® men's and women's shaving systems and disposable razors; Edge and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic®, Bulldog®,  Jack Black®, and CREMO® sun and skin care products; and Wet Ones® products. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 6,700 employees worldwide.

Company Contact
Chris Gough
Vice President
Investor Relations
203-944-5706

Exhibit 99.1

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